                                                                     EXHIBIT 2.7

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

         THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made this 28th day of May 1998, by and among MEDIRISK, INC., a Delaware corporation ("Medirisk"), SUCCESSFUL SOLUTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Medirisk ("Merger Sub"), SUCCESSFUL SOLUTIONS, INC., a Georgia corporation (the "Company"), and the shareholders of the Company as set forth on Schedule 2.2A hereof (the shareholders of the Company being collectively referred to as the "Shareholders," and each individually as a "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Agreement pursuant to which the Company will merge with and into Merger Sub, such that Medirisk will indirectly acquire all of the outstanding capital stock of the Company (the "Company Stock") from the Shareholders, upon the terms and subject to the conditions set forth herein (the "Merger"); and

         WHEREAS, the respective Boards of Directors of Medirisk, Merger Sub and the Company have approved the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                      MERGER OF THE COMPANY AND MERGER SUB

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Merger Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub in accordance with the provisions of the business corporation act under the Georgia Business Corporation Code (the "GBCC ") and Delaware General Corporation Law (the "DGCL"). Merger Sub shall be the surviving corporation resulting from the Merger and shall thereafter conduct the business and operations of the Company as a wholly-owned subsidiary of Medirisk. The Merger shall be consummated pursuant to the terms of this Agreement.

         1.2 FILING OF MERGER CERTIFICATES. Subject to the provisions of this Agreement, the parties shall file Articles or a Certificate of Merger, as appropriate (the "Georgia Merger Certificate") executed in accordance with the relevant provisions of the GBCC and a Certificate of Merger executed in accordance with the relevant provisions of the DGCL (the "Delaware Merger Certificate") and shall make all other filings or recordings required under each such act as



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soon as practicable on or after the Closing Date. The Merger shall become effective on the date and at the time the Delaware Merger Certificate becomes effective with the Secretary of State of Delaware (the "Merger Effective Time").

         1.3 ARTICLES AND BYLAWS. The Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation and Bylaws of the surviving corporation until otherwise amended or repealed; the directors of Merger Sub immediately prior to the Merger Effective Time shall serve as the directors of the surviving corporation from and after the Merger Effective Time; and the officers of Merger Sub in office immediately prior to the Merger Effective Time shall serve as the officers of the surviving corporation from and after the Merger Effective Time.

         1.4 [INTENTIONALLY OMITTED.]

         1.5 MERGER CONSIDERATION. Subject to the provisions of this Section, and in consideration for the transactions contemplated hereby, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders of any of the parties hereto, the shares of the constituent corporations of the Merger shall be converted as follows:

                  (a) Each share of common stock of Merger Sub issued and outstanding at the Merger Effective Time shall remain issued and outstanding after the Merger Effective Time.

                  (b) The shares of Company Stock issued and outstanding at the Merger Effective Time shall cease to be outstanding and shall in the aggregate be converted into and exchanged for the right to receive:

                      (i) Initial Merger Consideration (as hereinafter defined); and

                      (ii)  Additional Consideration (as hereinafter defined).

                  (c) Certain Definitions:

                      (i) "Additional Consideration" means the additional consideration payable to the Shareholders for the Company Stock as calculated and upon the terms set forth in SCHEDULE 1.5(B)(II) attached hereto.

                      (ii) "Cash Initial Consideration" means the cash consideration payable to the Shareholders for the Company Stock pursuant to
SCHEDULE 1.5(B)(I).

                      (iii) "Closing Market Value" means the average closing price of Medirisk Common Stock on the Nasdaq National Market over the twenty
(20) trading days immediately preceding the Closing Date (as defined in Section
7.1 hereof).



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                      (iv) "Initial Merger Consideration" means the amount of
$7,300,000.00 to be paid to the Shareholders for the Company Stock, payable in cash and/or unregistered shares of common stock of Medirisk ("Medirisk Common Stock") upon the terms set forth in SCHEDULE 1.5(B)(I) attached hereto.

                      (v) "Merger Consideration" means the total consideration payable to the Shareholders for the Company Stock pursuant to Section 1.5(b).

                      (vi) "Stock Initial Consideration" means the Medirisk Common Stock to be issued to the Shareholders to the Shareholders for the Company Stock pursuant to SCHEDULE 1.5(B)(I).

                  (d) Notwithstanding the foregoing, each holder of shares of Company Stock who would otherwise be entitled to receive a fraction of a share of Medirisk Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Medirisk Common Stock multiplied by the Closing Market Value.

         1.6 TAX EFFECT. Medirisk, the Company and the Shareholders intend the Merger be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (a "Reorganization" and the "Code," respectively). In connection with that intention, the persons indicated below make the following representations and warranties.

                  (a) The Company represents and warrants to Medirisk and Merger Sub that, except as otherwise disclosed in the Schedules to this Agreement, the Company has not taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a Reorganization. The Company agrees to use reasonable efforts to cause the Merger to qualify, and not to take action which would cause the Merger not to qualify, as a Reorganization. As used in this Agreement, when any statement is made to the "Knowledge" of a person, it means to the actual knowledge of such person without any duty on the part of such person to independently investigate or confirm the accuracy of such statement.

                  (b) Medirisk and the Merger Sub represent and warrant to the Company and the Shareholders of the Company that, except as otherwise disclosed in the Schedules to this Agreement, neither Medirisk nor the Merger Sub has taken or agreed to take any action, nor do either of Medirisk or the Merger Sub have any Knowledge of any fact or circumstance that is reasonably likely, to prevent the Merger from qualifying as a Reorganization. Medirisk and the Merger Sub agree to use reasonable efforts to cause the Merger to qualify, and not to take action which would cause the Merger not to qualify, as a Reorganization; provided, however, that nothing in this Section 1.6 shall affect the Shareholders' right to receive the Additional Consideration as described in this Agreement.

                  (c) Medirisk, the Merger Sub, the Company and the Shareholders understand that (i) neither Medirisk, the Merger Sub, the Company, nor any of the Shareholders makes any representation or warranty that the Merger will be regarded as a Reorganization, (ii) the Closing



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is not subject to a condition that an Internal Revenue Service ruling or tax opinion be obtained as to the federal income tax consequences of this Agreement or the Merger, and (iii) Medirisk, the Merger Sub, the Company and the Shareholders will rely solely upon their respective advisors for advice concerning the tax consequences of the Merger.

                  (d) The Company represents that, in the Merger, Merger Sub will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger and all amounts paid out of the assets of the Company as Reorganization expenses will be considered as assets held by the Company immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by the Company immediately prior to the Merger.

                  (e) The Company warrants that the liabilities of the Company to be assumed by Merger Sub or Medirisk in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by the Company in the ordinary course of its business.

                  (f) Medirisk and Merger Sub warrant that there is not now, nor will there be at the time of the Merger Effective Time, any intercorporate indebtedness existing between the Company and Medirisk or between Company and Merger Sub that was issued, acquired, or will be settled at a discount.

                  (g) The Company represents that the Shareholders will pay, or reimburse the Company as provided in Section 10.5 below, direct costs and expenses incurred by the Shareholders, or by the Company on their behalf, in connection with the Merger. Medirisk, Merger Sub, and the Company will pay their respective expenses, if any, incurred in connection with the Merger.

                  (h) Each of Medirisk, Merger Sub and the Company represents that it is not an Investment Company. As used in this Section 1.6(h), "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

                  (i) The Company and the Shareholders represent that the Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.



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                  (j) The Company and the Shareholders represent that the fair market value of the assets to be transferred from the Company to Merger Sub as a result of the Merger will equal or exceed the sum of the liabilities of the Company to be assumed by Merger Sub or Medirisk (plus the amount of liabilities to which the assets to be transferred are subject).

                  (k) Medirisk represents the payment of cash to the Shareholders in lieu of fractional shares of Medirisk Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares, and the total cash consideration that will be paid to the Company's Shareholders in lieu of fractional shares of Medirisk Stock will represent less than one (1%) percent of the total consideration issued in the Merger.

                  (l) The Shareholders represent that none of the compensation to be received by them for services as employees of the Company represents separate consideration for, or is allocable to, any of their shares of Company Stock. Medirisk represents that any compensation to be paid to a Shareholder-employee who continues as an employee of Medirisk or Merger Sub subsequent to the Merger will be for services rendered and will be not greater in amounts than amounts that would be paid to third parties bargaining at arms length for similar services.

                  (m) The Company represents that it has no plan or intention to make prior to the Merger Effective Time, and except as set forth in SCHEDULE 1.6(M), it has not made, any distributions other than regular, normal dividends to Shareholders in the three (3) year period prior to the Merger.

                  (n) The Company represents that except as set forth in
SCHEDULE 1.6(N), it has not reacquired or redeemed any of its stock within the last three years.

                  (o) The Company represents that at all times during the five-year period ending on the Merger Effective Time, the fair market value of all of the Company's United States real property interests was and will have been less than fifty (50%) percent of the total fair market value of (A) its United States real property interests, (B) its interests in real property located outside the United States, and (C) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (X) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (Y) the Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Company is a partner or beneficiary, and (Z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by the Company, in the case of a first-tier subsidiary of the Company, or by a controlled corporation, in the case of a lower-tier subsidiary.



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                  (p) The Company represents that the Company is not a party to, and holds no assets subject to, a "safe harbor lease" under former Section 168(f)(8) of the Code and the Regulations thereunder.

                  (q) The Agreement together with the other agreements to be executed and delivered in connection with the Closing of the transactions contemplated herein represent the entire understanding of Company, Medirisk, and Merger Sub with respect to the Merger.

                  (r) Medirisk and Merger Sub represent that none of (i) Medirisk, (ii) any member of Medirisk's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code, (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Medirisk or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (I), (ii), or (iii) of this paragraph has the intent at the time of the Closing to acquire or redeem (directly or indirectly) any Medirisk shares issued in connection with the transactions described herein.

                  (s) Medirisk and Merger Sub represent and warrant to the Company that following the Merger, Merger Sub will not issue additional shares of Merger Sub stock that would result in Medirisk losing control of Merger Sub within the meaning of Section 368(c) of the Code.

                  (t) Medirisk represents and warrants to the Company that Medirisk has no plan or intention to reacquire any of Medirisk's stock issued in the Merger.

                  (u) Medirisk represents and warrants to the Company that Medirisk has no plan or intention to: liquidate Merger Sub, merge Merger Sub with and into another corporation; sell or otherwise dispose of the stock of Merger Sub; or cause Merger Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  (v) Medirisk and Merger Sub represent and warrant to the Company that, following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

                  (w) Medirisk represents and warrants to the Company that, prior to the Merger, Medirisk will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

                        [Document Continued On Next Page]



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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Medirisk as follows:

         2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets it now owns or leases. Except as set forth on SCHEDULE 2.1, the Company is duly qualified to transact business and in good standing in the other states listed on SCHEDULE 2.1, which are the only additional jurisdictions in which operations of the Company's business or the assets of the Company require such qualification

         2.2 AUTHORITY AND STATUS. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent not previously obtained of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement (the "Transaction Documents") by the Company constitutes or will, when executed and delivered, constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         2.3 CAPITALIZATION; OWNERSHIP OF COMPANY STOCK. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $1.00 per share. The Company has 625 shares of common stock which are issued and outstanding. All of the issued and outstanding shares or Company Stock are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. Except as set forth on SCHEDULE 2.3, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the common stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of common stock or any other capital stock of the Company.

         2.4 SUBSIDIARIES, INVESTMENTS AND PREDECESSORS. Except as set forth on
SCHEDULE 2.4, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on SCHEDULE 2.4 is a listing for the last five years of all predecessor companies of the Company, including the names of any and all entities from which the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on SCHEDULE 2.4, the Company has not sold or disposed



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of, by way of asset sale, stock sale, spin-off, split-up or otherwise, any material assets or business of the Company.

         2.5      LIABILITIES AND OBLIGATIONS OF THE COMPANY.

                  (a) Attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheets as of 31 December 1995 and 1996 and audited balance sheet as of 31 December 1997 and the related statements of operations and cash flows for the fiscal years ending on 31 December 1995, 1996 and 1997 (the "Financial Statements"). Also attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheet as of 30 April 1998 and the related unaudited statement of operations for the four-month period then ended (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.5, the Financial Statements and the Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles (except that the Interim Financial Statements do not contain cash flows, any notes thereto and are subject to normal recurring year-end adjustments, which if made on the date hereof would not, individually or in the aggregate, have a material adverse effect on the Company). Subject to the foregoing sentence, the Financial Statements and the Interim Financial Statements fairly present in accordance with generally accepted accounting principles the Company's financial condition of the Company and the results of its operations and changes in financial position as of the dates and for the periods reflected therein.

                  (b) Effective following Closing, the Company will have no indebtedness for borrowed money. Except as described in SCHEDULE 2.5, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements, (iii) the liabilities and obligations of the Company under the Material Agreements (as that term is defined in Section 2.11), and (iv) those nonmaterial liabilities and obligations of the Company under contracts and agreements of the Company that are not Material Agreements.

         2.6 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2.6, the execution and delivery of the Transaction Documents by the Company does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company; (b) require any consent or approval not previously obtained under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which the Company is a party or by which any of the Company's properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to the Company or by which any of the Company's properties are bound; (d) result in the creation of any lien upon any of the assets or business of



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the Company; or (e) have any impact on Medirisk's right after the Closing to conduct the business of the Company as being conducted by the Company prior to the Closing.

         2.7 LITIGATION. Except as set forth on SCHEDULE 2.7, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against, or affecting, the Company; and to the knowledge of the Company, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. SCHEDULE 2.7 also contains a brief description of any suit, action, proceeding, claim or investigation involving the Company settled or otherwise concluded since 1 January 1993.

         2.8 PERMITS. Except as set forth on SCHEDULE 2.8, the Company holds, and lists, all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of the Company's business and the use of its assets, all of which are listed on
SCHEDULE 2.8. The Company is conducting and has conducted its business so as to comply with all applicable statutes, rules, ordinances, regulations, orders, injunctions, decrees or any other requirement of any governmental body, agency or authority binding on it, or relating to its property or business or its advertising, sales or pricing practices ("Applicable Law") except where the failure to comply with such Applicable Law would not have a material adverse affect on the Company, its properties, operations or financial condition.

         2.9 TITLE TO ASSETS. Attached as SCHEDULE 2.9 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $5,000.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). Except as set forth on SCHEDULE 2.9, the Company has good and valid title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved in the Financial Statements or the Interim Financial Statements and except for liens for current taxes not yet due and payable.

         2.10 COMPUTER SOFTWARE, INTELLECTUAL PROPERTY.

         (a) Attached SCHEDULE 2.10(A) sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on
SCHEDULE 2.10(A) as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.10(A) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents as currently used in the Company's business without payment of any royalty or other fee, except as



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


set forth on SCHEDULE 2.10(A). The Company is not currently in receipt of any notice of violation of, and the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

                  (b) Attached SCHEDULE 2.10(B) contains a complete and accurate list of the computer software, databases and other intellectual property that is owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.10(B), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.10(B), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed to any other parties, except as set forth on SCHEDULE 2.10(B) and except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

                  (c) Attached SCHEDULE 2.10(C) contains a complete and accurate list of all computer software, databases and other intellectual property that is used by the Company and for which the Company is the licensee or lessee or otherwise has legal rights of use (other than commercially available over-the-counter "shrinkwrap" software) (the "Licensed Software"). SCHEDULE 2.10(C) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, the Company has delivered to Medirisk true and complete copies of all agreements under which the Company has the right to use Licensed Software. Except as described on SCHEDULE 2.10(C), the Company has the right and license to use, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances other than the payment of license or royalty fees set forth on SCHEDULE 2.10(C). The Company is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which the Company has rights to use the Licensed Software. Except as disclosed on SCHEDULE 2.10(C), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

                  (d) The Owned Software and the Licensed Software constitute all software used in relation to the business of the Company (the "Company Software"). Attached SCHEDULE 2.10(D) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer



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programming services for the Company in connection with any of the Owned
Software and identifies all contracts and agreements to which the Company is a party pursuant to which such services were performed. The transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or impair Medirisk's ability to use the Company Software in the same manner as such Company Software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

                  (e) The Company and, to the knowledge of the Company, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in full compliance with such licensing or similar arrangements and are not in breach of their obligations with respect thereto. The Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less than the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

                  (f) Except as set forth on SCHEDULE 2.10(F), the Company has granted no marketing rights in the Company Software to any third party, and all marketing rights granted by any third party to the Company have been granted exclusively to the Company. SCHEDULE 2.10(F) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties.

         2.11     CONTRACTS.

                  (a) Attached as SCHEDULE 2.11(A) is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $5,000.00, including without limitation contracts, agreements and other instruments concerning the following matters (collectively the "Material Agreements"):

                      (i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

                      (ii) the employment, termination, severance or engagement of or with respect to any officer, director, employee, consultant or agent;

                      (iii) any arrangement between or among the Company, its affiliates, the Shareholders, any director, officer or employee thereof and/or related persons, including without limitation loans, guarantees and credit arrangements;

                      (iv) any arrangement limiting the freedom of the Company to compete in any manner in any line of business or requiring the Company to share profits;

                      (v) any arrangement that could reasonably be anticipated to have a material adverse effect on the Company, financial or otherwise;

                      (vi) any arrangement not in the ordinary course of business;

                      (vii) any power of attorney, whether limited or general, granted by or to the Company;

                      (viii) any other arrangement that requires performance for a period of more than ten (10) days or that requires payments in excess of $5,000.00;

                      (ix) any loan agreement, contract or other arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third party obligation;

                      (x) any agreement or arrangement involving intellectual property rights (other than contracts entered into in the ordinary course of business with customers and "shrink-wrap" software licenses);

                      (xi) any contract or arrangement relating to the provision of data processing, network communication or other technical services to or by the Company or any affiliate thereof; and

                      (xii) any contract or arrangement relating to the provision, purchase or sale of goods or services, other than contracts entered into in the ordinary course of business and involving payments not in excess of $5,000.00.

                  (b) Except as set forth on SCHEDULE 2.11(B), (a) the Material Agreements are valid and effective in accordance with their terms, and (b) there is not under any Material Agreement (i) any existing or claimed default by the Company or (ii) to the knowledge of the Company, any existing or claimed default by any other party. There is no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of any Material Agreements. To the knowledge of the Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Material Agreements.

         2.12     TAXES.

         (a) The Company has timely and accurately filed all federal, state, foreign and local tax and information returns and reports required to be filed by it and has timely paid, or will prior to Closing timely pay, all taxes, including, without limitation, any and all income, sales, use, withholding, excise and other taxes (collectively "Taxes") due and owing for all periods prior to Closing. No liens have been filed and no claims are being asserted or, to the Knowledge of each of the Shareholders and the Company, contemplated with respect to any Taxes. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the

Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. No returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination.

         (b) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has, to the extent due, paid the same to the proper tax depositories or collecting authorities.

         (c) All ad valorem property taxes for years prior to 1998 imposed on the Company with respect to, or which may become a lien on, its assets have been paid in full.

         2.13 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.13 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement that involves the expenditure of more than $1,000.00 per year, agreement or understanding that involves the expenditure of more than $1,000.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code, all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

         2.14 CUSTOMERS. Attached as SCHEDULE 2.14 is a true and correct list of all of the customers doing in excess of $5,000.00 of business with the Company during 1995, 1996 and 1997 and to date in 1998 setting forth as to each such customer its name, address, telephone number and principal person of contact. The Company has not received any notice, nor does it have any reason to believe, that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer.

         2.15 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.15(A) lists the names of all directors and officers of the Company. SCHEDULE 2.15(B) lists the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

         2.16 INTERESTED TRANSACTIONS. Except as set forth on SCHEDULE 2.16, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company);

              (a) Any director or officer of the Company or any of the Shareholders;

              (b) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (a); or

              (c) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (a) or (b) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two percent of the equity interest).

         2.17 ABSENCE OF CERTAIN CHANGES. Since 31 December 1997, and except as set forth on SCHEDULE 2.17: (a) the Company has operated its business in the ordinary course; (b) there has not been any change in the business, financial condition or results of operations of the Company that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Company's assets that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (d) except as disclosed in SCHEDULE 2.17(D), no customer has canceled, discontinued or given written or oral notice of its intention to cancel, discontinue or substantially reduce its business with the Company; and (e) except as disclosed in SCHEDULE 2.17(E), the Company is not in default and, to the knowledge of the Company, no customer is in default, under the Company's contracts with any customer, and each such contract is in full force and effect on the date of this Agreement, and such customer contracts contain no material changes from the standard form of agreement used by the Company (including, without limitation, any deviation from the standard warranties or limitation of the Company's liability).

         2.18 BOOKS AND RECORDS. All books, records and other information (financial and otherwise), if any, provided by the Company or any Shareholder to Medirisk are true and correct and accurately reflect the existence of the Company's assets and the results of operations of the Company's business for the periods of time stated therein, and such books, records and financial information reflect revenues and income from the Company's business and not from other sources, except as expressly disclosed to Medirisk.

         2.19 ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable outstanding as of the date of the Interim Financial Statements are, and the accounts receivable of the Company outstanding as of the Closing Date will be,
(i) valid and genuine accounts receivable arising only out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of the Company's business consistent with past practice;
(ii) subject to no asserted defenses, counterclaims or rights of setoff, and
(iii) except as set forth on SCHEDULE 2.19, collectible within sixty (60) days after billing at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Interim Financial Statements. Except as set forth on SCHEDULE 2.19, no accounts payable of the Company are, as of the date of this Agreement, over thirty (30) days old.

         2.20     EMPLOYMENT AND LABOR MATTERS.

                  (a) SCHEDULE 2.20(A) sets forth (i) the number of all full-time and part-time employees of the Company; (ii) the number of independent contractors utilized by the Company and (iii) the name and compensation paid to each independent contractor, employee of or consultant to the Company who received salary, bonuses or other compensation for either of the Company's two most recently ended fiscal years in excess of $25,000.00.

                  (b) To the knowledge of the Company, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c) Except as disclosed on SCHEDULE 2.20(C):

                      (i) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Company, threatened before any federal, state or local agency or court, and, to the knowledge of the Company, no basis for any such matter exists;

                      (ii) The Company is not a party to any union or collective bargaining agreement, and, to the knowledge of the Company, no union attempts to organize the employees of the Company have been made, and no such attempts are now threatened; and

                      (iii) The Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by its employees.

         2.21 INSURANCE. Except as described on SCHEDULE 2.21, all of the assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and SCHEDULE 2.21 contains a list of all policies of insurance currently in force with respect to the Company and its assets and business.

         2.22 ENVIRONMENTAL MATTERS. To the knowledge of the Company and except as set forth in SCHEDULE 2.22, there is no present or past Environmental Condition in any way relating to the business, properties or assets of the Company. "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any workplaces or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the Assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

         2.23 COMPANY PRODUCTS AND SERVICES. The Company's products and services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three (3) years any claim made against the Company by any customer of the Company or by any other person alleging that any product or service of the Company (including each version thereof that has been licensed or otherwise made available by the Company to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of each of the Company and the Shareholders, there is not a reasonable basis for any such claim. No material product liability or warranty claims have been communicated in writing to or threatened in writing against the Company. To the knowledge of the Company, the Company's products and services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company's products and services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of the Company, the design and function of the Company's products and services ensure year 2000 A.D. functionality and include, but are not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century. The Company makes no representations or warranties with respect to whether or not the products or services of any supplier (including licensors of software) to the Company are Year 2000 compliant or that the performance of such products, or the provision of such services, will not be interrupted by Year 2000 issues.

         2.24 SCHEDULES. All Schedules attached hereto are true, correct and complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed in such Schedule and shall not be deemed to be disclosed for any other purpose unless specifically provided therein.

                                   ARTICLE IIA

         2.1A CAPACITY AND AUTHORITY. Each Shareholder represents, severally and not jointly and severally, that such Shareholder has the capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person not previously obtained. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement by such Shareholder constitutes or will, when executed and delivered, constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         2.2A CAPITALIZATION; OWNERSHIP OF COMPANY STOCK. Each Shareholder represents, by execution and delivery of this Agreement and/or execution and delivery of a letter of transmittal or similar instrument referred to in Section
7.2 (a) hereof, that such Shareholder is the legal and beneficial owner of the number of shares of Company Stock reflected opposite his, her or its name on
SCHEDULE 2.2A, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF MEDIRISK AND MERGER SUB

         Medirisk and Merger Sub, jointly and severally, represent and warrant to the Shareholders as follows:

         3.1 ORGANIZATION AND STANDING. Medirisk and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware with the full power and authority to carry on their respective businesses in the places and as they are now being conducted.

         3.2 AUTHORITY AND STATUS. Each of Medirisk and Merger Sub has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Medirisk or Merger Sub in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Medirisk or Merger Sub, enforceable against Medirisk or Merger Sub in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.3, the execution and delivery of the Transaction Documents by Medirisk and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Medirisk or Merger Sub; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which Medirisk or Merger Sub is a party or by which the Company, any Shareholder or any of their respective properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Medirisk or Merger Sub or any of Medirisk's or Merger Sub's properties.

         3.4 SEC FILINGS. True, correct and complete copies of the following documents have been made available to the Shareholders: (i) Medirisk's Annual Report on Form 10-K for the fiscal year ended 31 December 1997, as filed with the Securities and Exchange Commission (the "SEC"); and (ii) Medirisk's Quarterly Reports on Form 10-Q for the three-month period ended 31 March 1998, respectively, as filed with the SEC (collectively the "SEC Reports"). Since 31 March 1998, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of Medirisk that is unique to the business of Medirisk and its consolidated subsidiaries and that is required to be disclosed by applicable law or by the rules of the Nasdaq National Market. None of the SEC Reports contains a misstatement of material fact or omits to state a material fact necessary to be stated therein in order that the statements made therein are not misleading.

                                   ARTICLE IV

                           COVENANTS AND UNDERTAKINGS

         4.1 COVENANT NOT TO COMPETE. At Closing, Shareholder Ronnie R. Smith, M.D. ("Dr. Smith") will enter into a Covenant Not to Compete with Medirisk and Merger Sub substantially in the form of attached EXHIBIT 4.1 (the "Covenant Not to Compete").

         4.2 EMPLOYMENT AGREEMENT. At Closing, Dr. Smith shall enter into an Employment Agreement with Merger Sub in substantially the form attached hereto as EXHIBIT 4.2 (the "Employment Agreement").

         4.3 INVESTMENT LETTER. At Closing, each Shareholder receiving Medirisk Common Stock under SECTION 1.5 will execute and deliver to Medirisk an investment letter with respect to the Medirisk Common Stock to be delivered to such Shareholder at Closing substantially in the form of attached EXHIBIT 4.3 (the "Investment Letter").

         4.4 SHAREHOLDER CONSENT. Each Shareholder shall execute and deliver a Shareholder Consent and Power of Attorney substantially in the form of attached
EXHIBIT 4.4 (the "Shareholder Consent") appointing Dr. Smith to act as his, her or its attorney-in-fact for purposes of this Agreement and the obligations and covenants of such Shareholder hereunder. In such capacity Dr. Smith (and any successor of Dr. Smith in such capacity as provided in the Shareholder Consent) is referred to in this Agreement as the "Shareholders' Representative."

         4.5 CONSENTS AND APPROVALS. The Company agrees to use its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

         4.6 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Medirisk and except as may be required to effect the transactions contemplated by this Agreement, between the date of this Agreement and the earlier of (i) the Merger Effective Time and (ii) the termination of this Agreement, the Company will (a) not make any distributions of its assets to any persons except as expressly contemplated by the Schedules hereto; (b) conduct its operations in the ordinary course of business; (c) keep and maintain its properties and facilities in good condition, repair and working order, reasonable wear and tear excepted, and fully insured for liability and property damages; (d) use its reasonable best efforts to preserve intact its business;
(e) use its reasonable best efforts to retain the service of its employees, agents and consultants involved with or employed by the Company on terms and conditions not less favorable than those existing prior to the execution of this Agreement; (f) cooperate with Medirisk's representatives (without disclosure of this Agreement or the contemplated sale to the Company's customers or suppliers without the consent of Medirisk) in reviewing facts and establishing and implementing procedures necessary to effect the Merger as contemplated by this Agreement; (g) conduct its activities in a manner consistent with this Agreement; (h) not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of the Company outside the ordinary course of business; (i) except for mailing invoices in the ordinary course of business, not contact any customer regarding collection of any account receivable and not discount any account receivable;
(j) not declare any dividend or comparable distribution of assets; and (k) promptly advise Medirisk in writing of any material adverse change in the Company's financial condition or business affairs.

         4.7 TERMINATION OF EMPLOYMENT AGREEMENTS. Each of the Shareholders and the Company severally agree that any employment or management agreement to which he or she is a party with the Company will be terminated effective at the Closing without any further action by such individual, the Company or Medirisk, and no party to any such agreement will have any liability or obligation thereunder of any nature or kind from and after the Closing Date.

         4.8 RESIGNATIONS. At the Closing, the Company will deliver to Medirisk resignations, effective on or before the Closing Date of each officer and each director resigning from all director and/or officer positions held by such person with the Company.



                        [Document Continued On Next Page]

                                    ARTICLE V

         CONDITIONS PRECEDENT TO OBLIGATIONS OF MEDIRISK AND MERGER SUB

         The obligations of Medirisk and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Company in this Agreement or any document or instrument delivered to Medirisk or Merger Sub or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The Company shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

         5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the judgment of Medirisk, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

         5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

         5.4 CONSENTS. The Shareholders shall have delivered to Medirisk the written consents of third parties and all governmental consents and approvals, if any, referred to in Section 4.5 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Medirisk and its counsel.

         5.5 GOOD STANDING CERTIFICATE. Medirisk shall have received a Certificate of Existence or Good Standing from the State of Georgia, and from each other state in which the Company is qualified to transact business as a foreign corporation, with respect to the Company as of the most recent practical date prior to the Closing Date.

         5.6 DUE DILIGENCE. Medirisk shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

         5.7 OPINION OF COUNSEL. Medirisk shall have received an opinion of counsel to the Company substantially in the form of attached EXHIBIT 5.7.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SHAREHOLDERS TO CLOSE

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Medirisk and Merger Sub in this Agreement or any document or instrument delivered to the Shareholders or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Medirisk and Merger Sub shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

         6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

         6.3 OPINION OF COUNSEL. The Shareholders shall have received an opinion of counsel to Medirisk substantially in the form of attached EXHIBIT 6.3.

                                   ARTICLE VII

                                     CLOSING

         7.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will be held on 28 May 1998 or such other date as the parties may agree. The Closing shall commence at 10:00 a.m. at the offices of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date."

         7.2 TRANSACTIONS AT CLOSING.

                  (a) The following deliveries shall be made at the Closing:

                      (i) The Company shall deliver or cause to be delivered to Medirisk Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5;

                      (ii) As contemplated by Section 4.1, Medirisk, Merger Sub and Dr. Smith shall execute and deliver to each other the Covenant Not to Compete;

                      (iii) As contemplated by Section 4.2, Merger Sub and Dr. Smith shall execute and deliver to each other the Employment Agreement;

                      (iv) As contemplated by Section 4.3, each of the Shareholders receiving Medirisk Common Stock shall execute and deliver to Medirisk an Investment Letter;

                      (v) As contemplated by Section 4.4, each of the Shareholders shall execute and deliver to Medirisk a Shareholder Consent;

                      (vi) Each of the Shareholders (who actually have been issued share certificates in Company Stock) shall deliver to Medirisk certificates for the Company Stock formerly representing their shares of Company Stock, duly endorsed for transfer or accompanied by blank stock powers or equivalent letter of transmittal;

                      (vii) Counsel for the Company shall have delivered to Medirisk the form of opinion attached hereto as Exhibit 5.7; and

                      (viii) Counsel for Medirisk shall have delivered to the Shareholders' Representative, on behalf of the Shareholders, the form of opinion attached hereto as Exhibit 6.3.

                  (b) At Closing (or as soon as practicable thereafter once all the items referred to in Section 7.2(a) have been delivered) Medirisk shall:

                      (i) Cause Merger Sub to disburse the Cash Initial Consideration as set forth in SCHEDULE 1.5(B)(I) (that portion thereof deliverable to the Shareholders' Representative on behalf of the Shareholders who have tendered their certificates representing Company Stock to be allocated among such Shareholders as set forth on SCHEDULE 1.5(B)(I) under the heading "Allocation of Cash and Medirisk Common Stock Deliverable to Shareholders").

                      (ii) Medirisk shall cause Merger Sub to deliver Medirisk Common Stock to the Shareholders' Representative for allocation to the Shareholders as set forth on SCHEDULE 1.5(B)(I) under the heading "Allocation of Cash and Medirisk Common Stock Deliverable to Shareholders."



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                                      -24-

                                  ARTICLE VIII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND MEDIRISK AND INDEMNITY.

                  (a) All representations, warranties, agreements, covenants and obligations made or undertaken by the Medirisk, Merger Sub, the Company and the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

                  (b) Subject to the provisions of this Schedule 8, and to the extent that Medirisk has not been made whole through its rights of withholding and offset under Section 8.4 hereof, Dr. Smith agrees to indemnify and hold Medirisk and Merger Sub harmless from and against any Medirisk Indemnified Loss (as hereinafter defined) suffered or incurred by Medirisk or Merger Sub as a result of any misrepresentation by, or breach of any covenant or warranty of, the Company contained in this Agreement or any in any certificate or other instrument furnished or to be furnished by the Company hereunder.

                  (c) Subject to the provisions of this Schedule 8, Dr. Smith agrees to indemnify and hold Medirisk and Merger Sub harmless from and against any Medirisk Indemnified Loss suffered or incurred by Medirisk or Merger Sub as a result of any breach of any representation, warranty or covenant of the Shareholders or any of them in Article IIA hereof or in any certificate or other instrument furnished or to be furnished by the Shareholders hereunder.

                  (d) Subject to the provisions of this Schedule 8, Medirisk and Merger Sub, jointly and severally, agree to indemnify and hold each Shareholder harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Shareholder as a result of any misrepresentation by, or breach of any covenant or warranty of, Medirisk or Merger Sub contained in this Agreement or any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Medirisk or Merger Sub hereunder (individually, a "Shareholder Indemnified Loss" and collectively, the "Shareholder Indemnified Losses").

         8.2 NOTICE OF ASSERTED LIABILITY. If any person entitled to indemnification (an "Indemnified Person") hereunder receives a notice from a third party of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation or becomes aware of any circumstances which, with or without the lapse of time, would give rise to a claim or that may result in a loss subject to indemnification under this Agreement (an "Asserted Liability"), the Indemnified Person shall give notice thereof (the "Claims Notice") to the person required to so indemnify against the Asserted Liability (an "Indemnifying Person"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount

(estimated, if necessary) of the loss that the Indemnified Person reasonably and in good faith expects that it may suffer.

         8.3 OPPORTUNITY TO DEFEND. The Indemnifying Person may elect to compromise or defend, at their or its own expense and by their or its own counsel, any Asserted Liability; provided, however, that the Indemnifying Person may not compromise or settle any Asserted Liability without the consent of the Indemnified Person unless such compromise or settlement requires no more than a monetary payment for which the Indemnified Person hereunder is fully indemnified or involves other matters not binding upon the Indemnified Person and such compromise or settlement includes an unconditional release of the Indemnified Person. If the Indemnifying Person elects to compromise or defend an Asserted Liability, the Indemnifying Person shall within ten (10) days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Person of his or its intent to do so, and the Indemnified Person shall cooperate, at the expense of the Indemnifying Person with respect to out-of-pocket expenses of the Indemnified Person in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an Indemnifying Person shall be deemed an admission by such Indemnifying Person of its obligation to indemnify the Indemnified Person hereunder with respect to such claim. If the Indemnifying Person elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Person of its election as herein provided or contests its obligation to indemnify, the Indemnified Person may pay, compromise or defend such Asserted. In any event, the Indemnified Person and the Indemnifying Person may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the Indemnifying Person has an indemnification obligation; provided that if the Indemnifying Person assumes the defense or compromise of such Asserted Liability as provided above, then the Indemnified Person shall bear any expenses incurred in participating in such defense from and after the assumption of the defense thereof by the Indemnifying Person.

         8.4 WITHHOLDING AND OFFSET. Medirisk shall be obligated to (a) first withhold from the payments due under Section 1.5(b)(ii) the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees that it has sustained or that it reasonably believes may be sustained on account of any misrepresentation by, or breach of any covenant or warranty of, the Company or the Shareholders and arising from a specific allegation made by or against Medirisk or Merger Sub (individually, a "Medirisk Indemnified Loss" and collectively, the "Medirisk Indemnified Losses") and (b) then offset from such withheld amount any amount (but only such amounts) ultimately determined to be a Medirisk Indemnified Loss pursuant to this Schedule 8. Neither Medirisk nor Merger Sub shall be liable for breach of this Agreement on account of any amounts so withheld and set off so long as its actions are taken reasonable, in good faith and otherwise in accordance with requirements of this Agreement. If the withholding of payments under this Section 8.4 has been based on a reasonable belief of a future claim due to a specific allegation, Medirisk shall pay the amount withheld to the Shareholders' Representative within one (1) year of the original payment date of the amount withheld unless previously offset pursuant to the preceding sentence or unless a lawsuit, arbitration or administrative proceeding based on such claim shall have been commenced within said one-year period. If such a lawsuit, arbitration or administrative proceeding has commenced within said one-year period, then Medirisk shall pay within ninety (90) days after a final determination under such lawsuit, arbitration or administrative proceeding, the difference if any, between said withheld amount and the amount of any Medirisk Indemnified Loss if the withheld amount is larger, plus interest on the amount overwithheld at the 90-day CD rate of NationsBank, N.A., Atlanta, Georgia, then in effect.

         8.5 NO CLAIM AGAINST COMPANY, ETC. Since following the Merger the Company will cease to exist due to its merger with and into Merger Sub, which will be wholly-owned by Medirisk, the parties agree that the Shareholders will have no right of indemnification, reimbursement or contribution against Merger Sub (in its capacity as successor-in-interest by merger to the Company or otherwise) or any other party hereto on account of any Medirisk Indemnified Loss hereunder. In addition, any liability, loss, damage or injury suffered or incurred by Merger Sub against which Merger Sub and/or Medirisk is indemnified and held harmless as provided in Section 8.1 of this Agreement shall be deemed suffered by Medirisk, which shall, either independently or jointly with the Merger Sub, be entitled to enforce such indemnity.

         8.6      LIMITATIONS.

                  (a) Notwithstanding the provisions of Section 8.1(b) above, there shall be no right of withholding or offset, and Dr. Smith shall not be required to make any indemnification payments under Section 8.1(b) until the aggregate amount of losses suffered by Medirisk and Merger Sub that are subject to indemnification under such Section exceed Fifty Thousand and No/100 ($50,000.00.00) Dollars (the "Minimum Indemnity Amount"), at which time claims may be asserted for all amounts up to and in excess of the Minimum Indemnity Amount.

                  (b) Notwithstanding the provisions of Section 8.1(b) or 8.1(c) above, the maximum liability of Dr. Smith for indemnification under this Agreement shall be equal to the Merger Consideration.

                  (c) Notwithstanding the provisions of Section 8.1(d) above, and except for any Shareholder Indemnified Loss resulting from a breach of the covenants, representations and warranties set forth in SCHEDULE 1.5(B)(II), the maximum aggregate liability of Medirisk and Merger Sub for indemnification under this Agreement shall be equal to the Merger Consideration.

                  (d) Notwithstanding the provisions of Section 8.1 above, no claim for indemnification under this Agreement may be made after 31 August 1999, unless notice of such claim or the facts underlying it is given to the indemnifying party prior to 31 August 1999; provided, however, that the foregoing restriction shall not apply with respect to (i) any Medirisk Indemnified Loss resulting from a breach of the covenants, representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9, 2.12, 2.13, 2.1A or 2.2A;
and (ii) any liability, loss, damage, injury or claim by the Shareholders resulting from a breach of the covenants, representations and warranties set forth in Schedule 1.5(b)(ii) and Sections 3.1 and 3.2; provided further that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.

                                   ARTICLE IX

                                   TERMINATION

         9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

                  (a) By the mutual consent of the Shareholders' Representative and Medirisk;

                  (b) By the Shareholders' Representative after 31 May 1998 if Medirisk or Merger Sub shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein;

                  (c) By Medirisk after 31 May 1998, if any Shareholder shall
(i) fail to perform in any material respect his, her or its agreements contained herein required to be performed by him, her or it on or prior to the Closing Date, or (ii) materially breach any of his, her or its representations, warranties or covenants contained herein;

                  (d) By the Shareholders' Representative or Medirisk at any time after 30 June 1998 if the Closing shall not have occurred for any reason on or prior to 30 June 1998.

                  (e) By either Medirisk or the Shareholders' Representative if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Medirisk, Merger Sub, the Company or any Shareholder, which prohibits or restrains Medirisk, Merger Sub, the Company and/or any Shareholder from consummating the Merger hereunder, provided that Medirisk and the Shareholders shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ten (10) days after entry, by any such court or governmental or regulatory agency.

         9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement; and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section 9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

         9.4 RISK OF LOSS. The Company and the Shareholders shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are materially affected, then Medirisk shall have the right to terminate this Agreement. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed or the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected and Medirisk nevertheless forgoes the right to terminate this Agreement, then the Merger Consideration shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Medirisk, on the one hand, and the Shareholders, on the other, are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Company and Medirisk, and if said accounting firms do not agree, they shall appoint a Designated Accountant (in the manner prescribed in SCHEDULE 1.5(B)) to make such determination, whose determination of the dispute shall be final and binding. For purposes of this Section 9.4 the fees and expenses of the Designated Accountant shall be borne one-half by Medirisk and one-half by Shareholders.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

              IF TO ANY SHAREHOLDER:

                                  Ronnie R. Smith, Shareholders' Representative 900 East First Street
                                  P.O. Box 1955
                                  Vidalia, Georgia  30475

                                  Facsimile : (912) 537-6387



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



                                  With a copy (which shall not constitute
                                  notice) to:

                                  Howard C. Kaufold, Jr., Esq.
                                  Newton, Smith, Durden, Kaufold, Rice & Tribble 3110 First East Street
                                  P.O. Box 1935
                                  Vidalia, Georgia  30475-1935

                                  Facsimile : (912) 537-1821

                  IF TO MEDIRISK:

                                  Medirisk, Inc.
                                  Two Piedmont Center, Suite 400
                                  3565 Piedmont Road
                                  Atlanta, Georgia 30305-1502

                                  Attention:  Legal Department

                                  Facsimile:  (404) 364-6703

                  (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 BROKERS. Medirisk and Merger Sub represent and warrant to the Shareholders, and the Shareholders jointly and severally represent and warrant to Medirisk and Merger Sub, that, except as disclosed in SCHEDULE 10.2, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

         10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The Shareholders agree that the Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby (all such expenses to be paid by the Shareholders from the Cash Initial Consideration according to their proportionate interests in the Company) and that, if the Company pays any such expenses, Shareholders shall promptly reimburse the Company for any amount so paid.

         10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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                                      -31-

         10.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                                     MERGER SUB:

MEDIRISK, INC.                                       SUCCESSFUL SOLUTIONS, INC.,
                                                     a Delaware corporation


By:  /s/ Eric W. Ohlhausen                           By: /s/ Thomas C. Kuhn III
     --------------------------                          -----------------------
     ERIC W. OHLHAUSEN                                   THOMAS C. KUHN III
     Vice President                                      Vice President


COMPANY:


SUCCESSFUL SOLUTIONS, INC.,
a Georgia corporation                                SHAREHOLDERS:


By:  /s/ Ronnie R. Smith                             /s/ Ronnie R. Smith, M.D.
     --------------------------                          -----------------------
     RONNIE R. SMITH                                 RONNIE R. SMITH, M.D., in
     Chief Executive Officer                         his Individual Capacity and
                                                     as Attorney-In-Fact for the
                                                     following Shareholders:


                                                             HARVEY V. APPLE
                                                             JOAN CULLEY
                                                             PAMELA S. HAMILTON
                                                             HOWARD HOLMAN
                                                             ROBERT LITTLE
                                                             JIMMY M. MEADOWS
                                                             JAMES S. WELCH